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                           DOMINION RESOURCES, INC.
                        SUBSIDIARIES OF THE REGISTRANT

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
                                   JURISDICTION OF       NAME UNDER WHICH
NAME                               INCORPORATION       BUSINESS IS CONDUCTED
                                                       Virginia Power in Virginia
Virginia Electric and                                  and North Carolina Power
 Power Company                        Virginia         in North Carolina

Consolidated Natural Gas Company      Virginia         Consolidated Natural Gas Company

Dominion Energy, Inc.                 Virginia         Dominion Energy, Inc.
Dominion Capital, Inc.                Virginia         Dominion Capital, Inc.
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